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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 1

                                       TO

                       INVERNESS MEDICAL INNOVATIONS, INC.

                      2001 STOCK OPTION AND INCENTIVE PLAN

         The Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the "Plan") is hereby amended by deleting the first sentence of Section 3(a) of the Plan and replacing it with the following:

         "The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,824,081 shares, subject to adjustment as provided in Section 3(b)."

         Except as herein amended, the provisions of the Plan shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS:  APRIL 1, 2002

AS APPROVED BY THE STOCKHOLDERS:  JUNE 5, 2002